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                                                                   EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Kemper Investors Life Insurance Company and Contract Owners of KILICO Individual and Group Variable and Market Value Adjusted Deferred Annuity Contracts:


We hereby consent to the use in this Pre-Effective Amendment No. 1 (File No. 333-86044) of the registration statement on Form S-3 (the "Registration Statement") of our report dated March 22, 2002, relating to the consolidated financial statements of Kemper Investors Life Insurance Company, and of our report dated February 22, 2002, relating to the financial statements of Kemper Investors Life Insurance Company's KILICO Variable Annuity Separate Account, which are incorporated by reference into the Prospectus which is incorporated by reference in this Registration Statement.



PricewaterhouseCoopers LLP


Chicago, Illinois

July 3, 2002